UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2018 (May 16, 2018)
IONIX TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54485	45-0713638
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
4F, Tea Tree B Building, GuwuSanwei Industrial Park, Xixiang Street, Baoan District,
Shenzhen, Guangdong Province, China 518000
(Address of principal executive office)

+86-138 8954 0873
(Registrant's telephone number, including area code)

 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers’ Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation

On May 16, 2018, Ms. Doris Zhou resigned as Chief Executive Officer, President, Secretary, Treasurer and as a member of the Board of Directors of Ionix Technology, Inc., a Nevada corporation (the “Company”), and as Director of Welly Surplus International Limited, a majority owned subsidiary of the Corporation. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Appointment

On May 16, 2018, Mr. Yubao Liu (“Mr. Liu”) was appointed to serve as the Company’s Chief Executive Officer, President, Secretary, Treasurer and as Chairman of the Board of Directors of the Company and has accepted such appointment. Mr. Liu is currently the sole officer and director of Shining Glory Investments Limited, the entity through which he currently holds 28,879,000 shares of the Company's common stock and 5,000,000 shares of preferred stock which has the authority to vote a total of 500,000,000 common stock votes. Thus, in total, Shining Glory and its sole officer and director, Mr. Liu, collectively owns an aggregate 88% of the total outstanding voting securities of the Company. The biography for Mr. Liu is set forth below.

On May 16, 2018, Mr. Chunde Song (“Mr. Song”) was appointed to serve as a member of the Board of Directors of the Company and has accepted such appointment. The biography for Mr. Song is set forth below

Mr. Yubao Liu, 45, graduated and acquired a Bachelor degree from Harbin University of Science and Technology in 1996, where he majored in Economic Management, and was honorably entitled as a National Economist in 2002. From 2004 to June of 2012, Mr. Liu was employed by Dalian Carbon Fiber Technology Limited (China), where he served in the position of vice managing director. During this period, Mr. Liu was awarded as an International Enterprise (IEM) Senior Management Specialist. With multiple years of working practice, Mr. Liu has published many papers and participated in the development and testing of national new energy Lithium battery and pure electromobiles, and was also involved in formulating related standards.

From July of 2012 to April of 2018, Mr. Liu was employed by Dalian Yinlong Accounting & Law Firm, where he was assigned to take charge of operational control, internal auditing, and recapitalization among other things.

Mr. Liu possesses both intelligence and virtue, persists in exploiting great causes with enthusiasm, and has made a remarkable contribution to the resource reorganization of enterprise. Mr. Liu is considered to be an expert of his field and a valuable asset to the business, which we believe will ensure rapid company growth and enhance the level of business management.

Mr. Chunde Song, 44, graduated from Dongbei University of Finance and Economics in 1998. Once he finished the tertiary education, Mr. Song was employed by Dalian Finance and Taxation Auditing Firm, and started to get involved with business consulting services, finance and tax auditing where he acquired proficiency in business economic operation accounting and relevant laws and regulations control. In 2010, Mr. Song joined Dalian Huanyu Venture Capital Investment Technology Ltd, which focused on capital operation, business acquisition and restructuring fields among other things, and provided optimal grade of solutions to the company. Mr. Song is considered to be an expert in financial control and auditing, and has experience as a senior level manager.

Family Relationships

Mr. Liu and Mr. Song are not related to any officer or Director of the Company.

Related Party Transactions

With respect to Mr. Song there are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K. Mr. Liu, however, is a related party. The foregoing transactions are reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K with respect to Mr. Liu and Shining Glory:

During the nine months ended March 31, 2018, Mr. Liu advanced $49,966 to Well Best International Investment Limited, a wholly-owned subsidiary of the Company. Additionally, Mr. Liu became the controlling shareholder of Shinning Glory on April 20, 2017, which holds majority shares in Ionix Technology, Inc., as discussed above. Prior to July 1, 2017, Mr. Liu did not have any related party transactions with Ionix or its subsidiaries.  As per Shining Glory, it has not had any related party transactions with Ionix or its subsidiaries since becoming a majority shareholder.

More information regarding Related Party Transactions can be found in the Company’s Form 10-K  for the year ended June 30, 2017 filed with the Commission on October 13, 2017 and the Company’s most recent 10-Q for the period ended March 31, 2018 filed with Commission on May 14, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IONIX TECHNOLOGY, INC.

Dated: May21, 2018	By:	/s/ Yubao Liu
Yubao Liu
Chief Executive Officer